Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by Amcor plc of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who is proposed to become a director of Amcor plc upon consummation of the Merger (as defined in the Registration Statement). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 13, 2025

By:	/s/ Stephen E. Sterrett
Name:	Stephen E. Sterrett